EXCLUSIVE SUB-PUBLISHING AGREEMENT

THIS AGREEMENT made as of the _____th day of March, 2008

BETWEEN:

Uomo Music Publishing,

A division of Uomo Media Inc.

161 Bay Street, 27th Floor

Toronto, ON, Canada, M5J 2S1

(the "Owner")

AND:

Nettwerk One Music (Canada) Limited of

1650 West 2nd Avenue, Vancouver, B.C., V6J 4R3

Canada

(the "Publisher")

WHEREAS:

The Owner owns and/or controls musical compositions and may acquire or regain ownership or administration of other musical compositions during the Term hereof.  The term "Compositions" shall include that portion of each musical composition, or interests therein, which Owner now owns, controls or administers from time to time during the Term for the Territory (as defined below).  A list of the musical compositions presently owned and/or controlled by Owner is set forth on Schedule “A” attached hereto.  Notwithstanding the foregoing, the term "Compositions" shall exclude: (i) musical compositions, or interests therein, owned, controlled or administered by Owner, the rights in which are committed by written agreement to a third party in respect of all or some part of the Territory now or at the time of Owner's acquisition of such musical compositions; (ii) at Owner's election, musical compositions, or interests therein, acquired by Owner in connection with a deal in which Owner has an aggregate financial commitment of Two Million Dollars ($2,000,000) or more, whether by way of (x) purchase price or (y) advances or venture funding over the entire possible term of the deal; and

WHEREAS:

The Publisher wishes to acquire the exclusive rights hereinafter set forth in the Compositions for the territory of the World (hereinafter the “Territory”); and

NOW THEREFORE in consideration of one ($1.00) dollar and other good and valuable consideration contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1)

The Owner hereby appoints and constitutes Publisher its exclusive agent to collect on Owner’s behalf all royalties earned by the Compositions within the Territory prior to or during the Term, which royalties are paid during the Term (as defined below) or the Rights Period (as defined below), subject to the terms and conditions of this Agreement.

2)

Without limiting the generality of the foregoing, the Publisher shall have the sole and exclusive right during the Term to act throughout the Territory as the exclusive administrator of all rights in and to the Compositions, subject to any restrictions to which Owner may be subject in Owner’s underlying songwriter or acquisition agreements with respect to the Compositions or the applicable Writer. Such grant shall include, but not be limited to, the following rights:

a)

the right to secure copyright registration and renewal copyright registration with respect to the Compositions under any law now in effect or hereinafter enacted in the name of the Owner;

b)

all rights of control, publication, printing, performance, mechanical or other reproduction, synchronization, exploitation, revision, arrangement, adaptation, translation and use, now or hereafter known including, but not limited to the right to distribute and exploit the Compositions via online systems, databanks, internet and similar systems utilizing existing and/or future broadcast or telecommunications apparatus including but not limited to telephone, satellite, cable, point of sale manufacturing or other means of direct transmission.  This right includes but is not limited to the right to make the Compositions available for online-mail-order or Online Download or Streaming to consumers and other third parties;

c)

the right to use the name, logo and professional information of the Owner and the photographs, likenesses, and/or biographical materials of the writers of the Compositions (the “Writers”) in connection with the exploitation of the Compositions;

d)

the right to enter into agreements with any third party for the licensed use or administration of all or part of the rights contained in this Agreement;

e)

the right to sub-publish any or all of the Compositions; and

f)

all rights to collect any and all monies accruing or earned from the exploitation of the Compositions whether or not such amounts have accrued prior or subsequent to the execution of this Agreement (other than the so-called “writer's share” of public performance royalties) and whether or not such rights exist currently or are hereafter created.

3)

Notwithstanding anything to the contrary contained herein, all synchronization , adaptation, and merchandising uses of the Compositions secured by Publisher shall be subject to the approval of Owner.  Such approval shall not be unreasonably withheld.

4)

The Publisher shall have the right and obligation to: (a) register the Compositions with the relevant performing and mechanical rights societies in the Territory and any other entities necessary to protect the copyrights in the Compositions.  It is a material condition of this Agreement that Publisher correctly and completely registers or verifies and corrects existing registrations of the Compositions as aforesaid in Owner's name as a separate and distinct catalog and that the Compositions not be commingled with other musical compositions owned or controlled by the Publisher for the Territory, such registration, verification and correction to occur promptly after the commencement of the Term in respect to the existing Compositions and promptly after the submission of new Compositions to Publisher during the Term; and (b) employ the Publisher’s best efforts consistent with the Publisher’s reasonable business judgment to collect and receive one hundred percent (l00%) of all royalties and other income payable in respect of the Compositions during the Term and Rights Period.

5)

The Owner hereby reserves all rights of every kind and nature not specifically granted to the Publisher in this Agreement, and the right to collect all fees, monies or other considerations derived from such reserved rights.  Without limitation, the following rights are specifically reserved to Owner: (a) All rights in and to the worldwide copyrights in the Compositions  and any adaptations, arrangements, translations and new lyric versions thereof; (b) all "grand rights"; (c) all rights to make, publish or sell cartoon, literary and other subsidiary versions of the Compositions; and (d) the right to license uses of the titles of the Compositions separate and apart from the Compositions.

6)

The term of this Agreement (the “Term”) shall be deemed to have commenced on January 1, 2008, and shall continue until the date which is the later of the following:

a)

Three (3) years thereafter; or

b)

The date Owner has either recouped all advances paid to Owner hereunder (including, but not limited to the Additional Advance (as defined below)) or paid to Publisher an amount equal to One Hundred Ten Percent (110%) of the then-unrecouped balance of advances in Owner’s account hereunder.

7)

The Publisher agrees to pay to the Owner an advance, fully recoupable against all royalties payable to Owner hereunder, of Fifty Thousand U.S. Dollars ($50,000.00) (the “Advance”).  The Advance shall be payable immediately upon the execution of this Agreement. In the event that prior to the end of the second year of the Term, the Publisher has recouped the Advance from the Owner’s share of Net Receipts otherwise payable hereunder, the Publisher shall pay to the Owner an additional advance, fully recoupable against all royalties payable to Owner hereunder, of Ten Thousand U.S. Dollars ($10,000.00) (the “Additional Advance”).

8)

The collection rights in the Compositions granted to the Publisher during the Term shall continue for a period of six (6) months after the end of the Term with respect to sums derived from the use of the Compositions during the Term (the “Rights Period”).

9)

The public performing rights hereby granted with regard to the Compositions shall be subject to the rights of and the agreements with the performance rights licensing organization with which the Owner is affiliated (the “Society”).

10)

One Hundred Percent of the so-called “writers share” of public performance royalties generated from the exploitation of the Compositions shall be payable directly to the applicable Writers by their applicable performing rights societies.

11)

All revenues actually received by the Publisher from the exploitation of the Compositions (which excludes the so-called “writer's share” of public performance royalties paid directly to the applicable Writer by their applicable performing rights society) after deduction of out-of-pocket costs, if any, charged by unaffiliated third party collection agencies (e.g. the CMRRA, the Harry Fox Agency) and unaffiliated sub-publishers (herein "Gross Receipts") shall be dispersed in the order set out in subsections 12, 13 and 14 below.  Notwithstanding the foregoing, for purposes of calculating the Publisher’s Gross Receipts, as between the Owner and the Publisher, collection fees charged by third party sub-publishers may not exceed ten percent (10%) of the sub-publisher’s receipts for territories outside of the United Kingdom, Scandinavia, Canada and the United States.  No such third party collection fees shall be charged in the United Kingdom, Scandinavia, Canada and the United States, or in any other territories in which Publisher does not engage unaffiliated third party sub-publishers to collect revenue;

12)

From “at source” Gross Receipts received by the Publisher the Publisher shall be entitled to deduct the actual costs of administering the Compositions including:

a)

subject to the Owner’s approval (such approval not to be unreasonably withheld or delayed), costs associated with the advertising and promoting the Compositions including the hiring of independent promoters by the Publisher in connection with a commercial release of the Compositions; and

b)

reasonable outside legal costs incurred in the enforcement, protection or defence of the copyright in the Composition(s).

(herein collectively called the "Administration Costs")

13)

No Administration Costs will be deducted from Gross Receipts unless actually incurred by the Publisher.  The amount remaining after Administration Costs have been deducted from Gross Receipts shall be called "Net Receipts".

14)

The Owner shall be entitled to receive and the Publisher shall pay to the Owner:

a)

Eighty percent (80%) of the so-called “publisher’s share” of all public performance Net Receipts;

b)

Ninety percent (90%) of mechanical license Net Receipts;

c)

 Eighty-five percent (85%) of synchronization license Net Receipts for uses of the Compositions which uses were not secured substantially through the efforts of Publisher, Eighty percent (80%) of synchronization license Net Receipts for uses of the Compositions which uses were secured substantially through the efforts of Publisher; and

d)

Ninety percent (90%) of all other Net Receipts not specified above.

15)

The Publisher shall be entitled to recoup from the Owner’s royalties payable hereunder the Advance and any additional advances (including but not limited to the Additional Advance), if any, made to the Owner hereunder.

16)

For the purpose of this Agreement, “Online Download” shall mean an electronic digital broadcast or transmission of a sound recording containing a reproduction of a Composition which results in the creation of an electronic digital copy of such sound recording on the consumer’s (or other third party’s) personal computer or personal electronic device.

17)

For the purpose of this Agreement, “Streaming” shall mean the real-time digital broadcast or transmission of a sound recording containing a reproduction of a Composition that does not result in a reproduction of such sound recording being made on a local storage device, such as the end consumer’s personal computer or portable electronic device, that could be available for listening other than at substantially the same time as the original transmission.

18)

If the Owner or the Owner’s agent, shall receive any royalties or other payments which should have been paid to the Publisher in accordance with the provisions of this Agreement, then the Owner shall forthwith pay such royalties or other payments to the Publisher.  If the Writers, or the Writer’s agents receive any royalties or other payments (excluding the so-called “writers’ share” of performance royalties) which should have been paid to the Publisher in accordance with the provisions of this Agreement, then the Owner shall use reasonable efforts to forthwith cause the Writer(s) to pay such royalties or other payments to the Publisher.

19)

Owner shall execute and arrange for the delivery to Publisher of the Letter of Direction attached as Schedule “B” of this Agreement.

20)

Owner will provide additional sufficient documentation signed by the Owner and Writers to satisfy the Publisher and any applicable third party mechanical reproduction rights association that the Publisher has the exclusive right hereunder to collect one hundred percent (100%) of both the so-called “writer’s share” and the so-called “publisher’s share” of mechanical royalties generated from the exploitation of the Compositions throughout the Territory.

21)

Owner warrants and represents that:

a)

the Owner owns and controls that percentage of the rights in and to the Compositions as set forth on Schedule “A” attached hereto and otherwise as the Owner shall notify Publisher on delivery of each Composition, throughout the Term hereof;

b)

the Owner has entered into legal, binding agreements with the Writers with respect to the acquisition by the Owner of the rights in and to the Compositions;

c)

the Owner is under no disability, restriction or prohibition, whether contractual or otherwise, with respect to its right to execute this Agreement and perform its terms and conditions;

d)

the Owner has not granted and will not grant or attempt to grant to any other person, firm or corporation, rights of any kind inconsistent with the aforesaid grant and which rights would derogate from the rights granted to the Publisher hereunder;

e)

neither the Compositions nor any part thereof, nor the exercise by any authorized party of any right granted to the Publisher hereunder will violate or infringe upon the rights of any third party and without limiting the generality of the foregoing neither the Compositions nor the lyrics or musical compositions embodied thereon as delivered to the Publisher shall libel, slander or defame any third party nor shall such  material infringe upon the legal or statutory rights, including copyright, of any third party; and

f)

the Writers are not minors, or if a Writer is a minor, the agreement pursuant to which the Owner derives its rights in Compositions written by such Writer has been approved by a Court of competent jurisdiction or the Writer’s services thereunder have been guaranteed by the Writer’s parents or legal guardian.

g)

The Writers have waived their moral rights in and to the Compositions pursuant to their agreement with the Owner.

22)

The Owner shall indemnify, save and hold the Publisher harmless from any and all loss and damage (including reasonable attorney's fees) arising out of or in connection with any claim by a third party which is inconsistent with any of the warranties, representations or agreements made by the Owner in this Agreement.  The Owner agrees to reimburse the Publisher, on demand, for any payment made by the Publisher at any time after the date hereof with respect to any liability of claim to which the foregoing indemnity applies.

23)

The Publisher warrants and represents that it is under no disability, restriction or prohibition, whether contractual or otherwise, with respect to its right to execute this Agreement and perform its terms and conditions.  The Publisher covenants to indemnify and save the Owner harmless from all liabilities, causes of action, damages, costs and expenses, including actual and reasonable legal and Court costs, which may be incurred or suffered by the Owner as a result of any breach by the Publisher of any representation or provision of this Agreement.

24)

On or before the date which is ninety (90) days after June 30 and December 31 of each year, the Publisher shall render to the Owner statements showing, in reasonable detail, the amounts earned by the Compositions from all sources and the amount of Net Receipts payable to the Owner with respect thereto for the semi-annual periods ending on June 30 and December 31, respectively, accompanied by a cheque for any sums shown to be due in such statements.

25)

The Owner will have the right, at the Owner’s sole expense, to audit the books and records of the Publisher with respect to any statement rendered pursuant to this Agreement no more than once during each year of the Term, provided that the Owner shall give the Publisher thirty (30) days prior notice of its desire to conduct the audit and the audit is conducted by a certified accountant.

26)

All royalty statements rendered by the Publisher to the Owner shall be binding upon the Owner and not subject to any objection by the Owner for any reason unless specific written objection, stating the basis thereof, is submitted by the Owner to the Publisher within two (2) years from the date rendered.  The Owner will not have the right to sue in connection with any royalty statement or for royalties becoming due during the period relating to such royalty statement unless such suit is commenced not later than three (3) years following the date the Owner received the royalty statement.

27)

The Publisher will determine whether to assert any claim or commence any proceeding against any third party alleged to be infringing upon the parties' rights in and to the Compositions.  If the Publisher determines to assert such claim or commence any such proceedings, the cost of prosecution thereof shall be borne by the Publisher and any recovery shall be deemed Gross Receipts hereunder.  If the Publisher declines to proceed, the Owner may assert any such claim but it shall be solely responsible for the cost of prosecution thereof and any recovery, will be deemed Gross Receipts after first deducting all the Owner’s reasonable, direct and verifiable third party costs of prosecution.

28)

All notices required to be given hereunder by any party shall be deemed to have been well and sufficiently given if mailed by prepaid registered mail (certified receipt requested),  couriered (via a generally recognized commercial courier) or delivered at, the address of the other party first written above or at such other address as the other party may from time to time direct in writing.  Any such notice shall be deemed to have been received, if mailed or couriered, upon the date of delivery (as indicated in the signed receipt).  If normal mail service or courier service is interrupted by strike, slow down, force majeure or other cause, a notice sent by the impaired means of communication will not be deemed to be received until actually received, and the party sending the notice shall utilize any other such services which have not been so interrupted or shall deliver such notice in order to ensure prompt receipt thereof.

29)

This document sets forth the entire agreement between the parties, and cannot be changed, modified or cancelled except by an instrument executed by the party sought to be bound.  If any part of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not affect the balance of this Agreement.

30)

The Publisher shall have the right to assign this Agreement.  This Agreement shall not be assignable by the Owner except to a subsidiary, affiliated, controlling or other related company or to any person firm or corporation owning or acquiring a substantial portion of its stock or assets, and any rights so assigned may also be assigned by the assignee.

31)

This Agreement shall be construed in accordance with the laws of British Columbia, Canada and the laws of Canada applicable therein, which laws shall be the proper law of this Agreement.  The Courts of British Columbia and/or the Federal Court of Canada located in British Columbia shall have jurisdiction over all disputes arising under this Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement effective at and as of the day and year fist above written.

NETTWERK ONE MUSIC (CANADA) LIMITED.

___________________________

per:  Authorized Signatory

___________________________

Name and Title

UOMO MUSIC PUBLISHING,

A division of UOMO MEDIA INC.

/s/ Camara Alford_____________

per:  Authorized Signatory

Camara Alford, CEO & Chairman

Name and Title

SCHEDULE “A”

Percentage written, owned

Title

or controlled by Owner

Other owners & percentages

SCHEDULE “B”

Letter of Direction to all Record Manufacturers, Performance Societies, Mechanical Rights Agencies and any other party involved in royalty collection and distribution

To:

All Record Manufacturers

To:

All Music download Services

To:

ASCAP/BMI/SOCAN and any other performance society

To:

any applicable mechanical rights associations

To:

All other parties active in the music royalty collection and distribution businesses

Effective ________________ we have granted to Nettwerk One Music (Canada) Limited and its licensees, successors and assignees, the exclusive right throughout the World in respect of the compositions of which the undersigned is or becomes a copyright proprietor, including those compositions listed on Schedule A annexed hereto, the following rights:

1.

To license and cause others to license the Compositions;

2.

To administer and grant rights in the Compositions and under the copyrights therein;

3.

To publish and sell sheet music, folios and any other printed material containing the Compositions;

4.

To collect all monies payable with respect to the Compositions, including monies earned but not paid before the Effective Date (commonly termed ‘pipeline income’); and

5.

To otherwise administer the Compositions and the copyrights in them and to otherwise do the business of a music publisher and all that that entails.

Signed:

UOMO MUSIC PUBLISHING,

A division of UOMO MEDIA INC.

___________________________

per:  Authorized Signatory

___________________________

Name and Title

Dated: